EXHIBIT (h)(30)
Amendment to Participation Agreement
PIMCO Variable Insurance Trust
Allianz Global Investors Distributors LLC (formerly PIMCO Funds Distributors LLC)
Farmers New World Life Insurance Company
Amendment No. 2
     This Amendment No. 2 to the Participation Agreement dated March 16, 2000, Amendment No. 1 to Participation Agreement dated April 1, 2000, (collectively, the “Agreement”), by and between PIMCO Variable Insurance Trust, (the “Trust”), Allianz Global Investors Distributors LLC(the “Underwriter”), and Farmers New World Life Insurance Company (the “Company”), is effective as of September 1, 2008.
     WHEREAS, the Company, the Trust and the Underwriter have entered into the Agreement whereby the Trust would serve as an investment vehicle for a certain separate accounts(s) of the Company and the Underwriter would sell shares of certain series and/or classes (“Portfolios”) to such separate account(s); and
     WHEREAS, the Company will issue a new variable life insurance product, Farmers EssentialLife Variable Universal Life, effective September 1, 2008, and desires to utilize shares of one or more Portfolios as an investment vehicle for Farmers EssentialLife Universal Life insurance contracts funded by the separate account(s).
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:
1.	The portfolios to be made available to the Company as the sponsor of the separate accounts shall be amended as listed in Exhibit A, attached hereto and incorporated herein by reference, which identifies the separate accounts and provides the names of the Portfolios as well as the associated policy contract(s).

2.	All other provisions of the Agreement not expressly modified by this Amendment No. 2 shall remain in full force and effect. Any conflict between the terms and conditions provided in this Amendment No. 2 and the terms and conditions of the Agreement shall be controlled by the terms and conditions of this Amendment No. 2.

3.	This Amendment No. 2 may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused it duly authorized officers to execute this Amendment No. 2.

The Trust	PIMCO Variable Insurance Trust

	By:	/s/ Ernest L. Schmider

	Name:	Ernest L. Schmider
	Title:	President

The Underwriter	Allianz Global Investors Distributors LLC

	By:	/s/ Brian Gaffney

	Name:	Brian Gaffney
	Title:	Managing Director and CEO

The Company	Farmers New World Life Insurance Company

	By:	/s/ Mike Keller

	Name:	Mike Keller
	Title:	Senior Vice President

EXHIBIT A
Amendment to Schedule A of the PIMCO Variable Insurance Trust Participation Agreement
Name of Separate Account and Date Established by FNWL Board of Directors
Farmers Annuity Separate Account A - 4-6-99
811-09547
Farmers Variable Life Separate Account A - 4-6-99
811-09507
Portfolios to be made available to FNWL as sponsor of the Separate Accounts and the Contracts associated with the Portfolio:

PIMCO Variable Insurance Trust

PIMCO Variable Insurance Trust

PIMCO VIT Foreign Bond Portfolio (U.S. Dollar-Hedged)	Administrative Class

Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

PIMCO VIT Low Duration Bond Portfolio	Administrative Class

Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

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